June 7, 2017

Quantum Corporation
224 Airport Parkway
San Jose, California 95110

RE:    REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 7, 2017 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,093,750 shares of Common Stock of Quantum Corporation, par value $0.01 per share (“Common Stock”), pursuant to the Quantum Corporation 2012 Long-Term Incentive Plan, as amended and restated on August 31, 2015 (the “2012 Plan”), and 812,500 shares of Common Stock, pursuant to the Quantum Corporation Employee Stock Purchase Plan, as amended and restated on March 31, 2017 (the “ESPP” and together with the 2012 Plan, the “Plans”). All such shares of Common Stock are referred to herein as the “Shares”. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plans, and pursuant to the agreements which accompany each grant or award under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very Truly Yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati